Exhibit 99.1

Monarch Community Bancorp, Inc. Announces Reverse Stock Split and Engagement of Two Investment Banking Firms.

COLDWATER, MICHIGAN, May 7, 2013 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, announced today that it has filed Articles of Amendment with the State of Maryland to conduct a one for five reverse stock split of its common stock. Pursuant to the reverse stock split, each holder of Monarch common stock will receive 1 share of common stock for every 5 shares owned as of May 28, 2013, the effective date of the reverse stock split. Fractional shares will be rounded up to the next whole share for each stockholder holding fractional shares after the execution of the reverse stock split. Monarch anticipates that its common stock will begin trading on a split adjusted basis when the market opens on May 28, 2013. Beginning on that date, Monarch’s common stock is expected to trade for a period of twenty (20) trading days under the ticker symbol MCBFD, after which it is expected to revert to trading under the ticker symbol MCBF. The common shares will also trade under a new CUSIP number.

As a result of the reverse stock split, the number of outstanding common shares will be reduced from 2,049,485 to 409,897, subject to adjustment for fractional shares. The reverse stock split will not affect any stockholder’s ownership percentage of Monarch’s common shares, except to the limited extent that the reverse stock split would result in any stockholder owning a greater number of shares as a result of the rounding up of fractional shares to the nearest whole share. As provided by Maryland General Corporations Law, stockholder approval is not required. After the reverse stock split takes effect, stockholders holding physical share certificates will receive instructions from Registrar and Transfer Company, Monarch’s exchange agent, regarding the process for exchanging the shares.

Monarch has also engaged two well respected investment banking firms to co-lead a private placement equity offering of $16.5 million. The equity offering is conditioned upon Monarch completing a transaction with the U.S. Department of Treasury for the retirement of Monarch’s Capital Purchase Program (CPP) preferred stock and accrued, unpaid interest and dividends, totaling approximately $8.2 million, for the total sum of approximately $4.5 million. The offering is also contingent upon regulatory approvals and other conditions. The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

“We are hopeful that we will reach agreement with the U.S. Treasury to retire the CPP preferred stock,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp, Inc. and Monarch Community Bank. Our goal is to not only retire our obligation to the U.S. Treasury, but to also satisfy the capital requirements contained in the FDIC/OFIR consent order entered into with Monarch Community Bank in May of 2010.”

Monarch also announced that it is expected that it will hold its 2013 annual meeting of stockholders on August 20, 2013. Proxy materials are expected to be mailed in July to stockholders of record on June 28, 2013.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956